Exhibit 21.1

List of Subsidiaries of Forum Energy Technologies, Inc.

Name	Jurisdiction
FET (Barbados) SRL	Barbados
FET Holdings LLC	Delaware
FET Finance Ltd.	Cayman Islands
Forum B+V Oil Tools GmbH	Germany
Forum Canada ULC	Canada
Forum Energia, Tecnologia, Equipamentos, e Servicos Ltda.	Brazil
Forum Energy Asia Pacific Pte. Ltd.	Singapore
Forum Energy Services, Inc.	Delaware
Forum Energy Solutions de Mexico, S. de R.L. de C.V.	Mexico
Forum Energy Technologies (UK) Limited	United Kingdom
FET Global Holdings Limited	United Kingdom
Forum Global Tubing LLC	Delaware
Forum International Holdings, Inc.	Delaware
Forum Middle East Limited	British Virgin Islands
Forum Oilfield Technologies De Mexico S de RL	Mexico
Forum Singapore Holdings Limited	United Kingdom
Forum US, Inc.	Delaware
Forum Worldwide Holdings Limited	United Kingdom
Global Flow Technologies, Inc.	Delaware
Quality Wireline & Cable Inc.	Canada
TGH (AP) Pte. Ltd.	Singapore
TGH (US), Inc.	Delaware
Tube Tec (Tubular Protection Services) Limited	United Kingdom
UK Project Support Ltd.	United Kingdom
Zy-Tech Global Industries, Inc.	Delaware
Zy-Tech Valvestock Africa (PTY) Ltd.	South Africa